UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2008

Fortress International Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51426	20-2027651
(Commission File Number)	(IRS Employer Identification No.)

7226 Lee DeForest Drive, Suite 203, Columbia, MD 21046	21046
(Address of Principal Executive Offices)	(Zip Code)

(410) 423-7438

(Registrant’s Telephone Number, Including Area Code)

9841 Broken Land Parkway, Columbia, Maryland

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.

On August 26, 2008, Fortress International Group, Inc. (the “Company”) entered into an amendment to that certain executive consulting agreement (“Consulting Agreement”), dated as of January 19, 2007, between the Company and Washington Capital Advisors, Inc. (“Consultant”), a company controlled by the Company’s Vice-Chairman, C. Thomas McMillen. The amendment provides for a reduction of the annual base fee payable under the Consulting Agreement, from $200,000 to $100,000, and for the elimination of the annual minimum base fee increase contemplated by the Consulting Agreement for subsequent years. In addition, the amendment of the Consulting Agreement provides for a two-year extension of the consulting term.

Item 3.02.	Unregistered Sales of Equity Securities.

On August 26, 2008, the Company issued 333,333 and 133,333 shares of the Company’s common stock (the “Common Stock”) to Thomas P. Rosato and Gerard J. Gallagher, respectively, in connection with the election by Messrs. Rosato and Gallagher to convert $2,500,000 and $1,000,000, respectively, of the outstanding principal under their convertible promissory notes dated January 19, 2007 (each, the “Promissory Note”) issued to Messrs. Rosato and Gallagher by the Company as consideration in connection with the Company’s acquisition of TSS/Vortech. Pursuant to the terms of the Promissory Notes, the Promissory Notes were exercised at a conversion price of $7.50 per share. In addition, Mr. Gallagher also agreed to postpone any principal and interest payments payable to him under his Promissory Note until March, 2010, with such interest to be accrued to the outstanding principal.

The shares of Common Stock issued upon conversion of the Notes (the “Note Shares”) were issued to Messrs. Rosato and Gallagher in transactions exempt from registration under the Securities Act, by virtue of Section 3(a)(9) thereof. No commission or other remuneration was paid in connection with conversion of the Promissory Notes and the resulting issuance by the Company of the Note Shares.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 26, 2008, the Company entered into an amendment to that certain executive employment agreement, dated January 19, 2007, with Mr. Thomas P. Rosato, the Company’s Chief Executive Officer (“Mr. Rosato’s Employment Agreement”). The amendment provides for a reduction of the current annual base salary payable under Mr. Rosato’s Employment Agreement, from $455,000 to $300,000, and for the elimination of the annual base salary increase contemplated by Mr. Rosato’s Employment Agreement for subsequent years. In addition, effective August 26, 2008, the monthly payment of $3,000 to which Mr. Rosato is entitled to under his employment agreement for office allowance shall cease.

On August 26, 2008, the Company entered into an amendment to that certain executive employment agreement, dated January 19, 2007, with Mr. Gerard J. Gallagher, the Company’s President and Chief Operating Officer (“Mr. Gallagher’s Employment Agreement”). The amendment provides for a reduction of the current annual base salary payable under Mr. Gallagher’s Employment Agreement, from $455,000 to $300,000, and for the elimination of the annual base salary increase contemplated by Mr. Gallagher’s Employment Agreement for subsequent years.

On August 26, 2008, the Company also entered into an amendment to that certain executive employment agreement, dated January 19, 2007, with Harvey L. Weiss, the Chairman of the Board of Directors (“Mr. Weiss’s Employment Agreement”). The amendment provides for a reduction of the current annual base salary payable under Mr. Weiss’s Employment Agreement, from $200,000 to $100,000, and for the elimination of the annual base salary increase contemplated by Mr. Weiss’s Employment Agreement for subsequent years. In addition, effective August 26, 2008, the monthly payment of $3,000 to which Mr. Weiss is entitled to under his employment agreement for office allowance shall cease. The amendment of Mr. Weiss’s Employment Agreement also provides for a two-year extension of the employment period.

On August 26, 2008, the Company entered into an amendment to that certain executive employment agreement, dated August 6, 2007, with Timothy C. Dec, the Chief Financial Officer of the Company (“Mr. Dec’s Employment Agreement”). The amendment provides for a decrease of $5,000 in the current annual base salary payable under Mr. Dec’s Employment Agreement.

In addition, on August 26, 2008, the Board of Directors and the Company’s Compensation Committee approved a reduction of 50% of all the cash fees payable to the non-employee directors for their participation as members of the board of directors of the Company and its committees through 2009.

Item 7.01.	Regulation FD Disclosure.

On August 26, 2008, the Company issued a press release announcing the election by Messrs. Rosato and Gallagher to convert $2,500,000 and $1,000,000, respectively, of the outstanding principal and accrued interest under their Promissory Notes. A copy of that press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Document

99.1	Press Release, dated August 27, 2008 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress International Group, Inc.

Date: August 28, 2008	By:	/s/ Timothy C. Dec
Timothy C. Dec
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated August 27, 2008 (furnished herewith)